GREENLIGHT RE ANNOUNCES
FOURTH QUARTER AND YEAR END 2016 FINANCIAL RESULTS

GRAND CAYMAN, Cayman Islands - February 22, 2017 - Greenlight Capital Re, Ltd. (NASDAQ: GLRE) today announced financial results for the fourth quarter and year ended December 31, 2016. Greenlight Re reported net income of $49.2 million for the fourth quarter of 2016, compared to a net loss of $43.1 million for the same period in 2015. The net income per share for the fourth quarter of 2016 was $1.31, compared to a net loss per share of $1.17 for the same period in 2015.

Fully diluted adjusted book value per share was $23.38 as of December 31, 2016, a 5.5% increase from $22.17 per share as of December 31, 2015.

“We are pleased with our fourth quarter underwriting performance,” said Bart Hedges, Chief Executive Officer of Greenlight Re. “Despite the competitive environment during 2016, we continued to grow and diversify our underwriting portfolio while also resolving some problematic legacy contracts.”

Financial and operating highlights for Greenlight Re for the fourth quarter ended December 31, 2016 include:

•
Gross written premiums of $148.8 million, compared to $144.9 million in the fourth quarter of 2015; net earned premiums were $136.6 million, an increase from $119.9 million reported in the prior-year period.

•	Underwriting income of $1.4 million, compared to $2.8 million in the fourth quarter of 2015.

•	The combined ratio for the fourth quarter 2016 was 99.0% compared to 97.7% for the fourth quarter 2015.

•	A net investment gain of 5.0% on Greenlight Re’s investment portfolio managed by DME Advisors, LP compared to a net investment loss of 4.0% in the fourth quarter of 2015.

“Our fourth quarter 2016 investment gain was solid despite our low net exposure,” stated David Einhorn, Chairman of the Board of Directors. “While we faced challenges during 2016, the Company made significant strides to position itself to grow book value per share from both underwriting and investment activities.”

Financial and operating highlights for Greenlight Re for the year ended December 31, 2016 include:

•	Gross written premiums in 2016 of $536.1 million, an increase of 6.8% compared to 2015; net earned premiums were $513.1 million, an increase of 25.6% over the previous year.

•	An underwriting loss of $18.8 million, compared to an underwriting loss of $41.9 million for 2015. All of the loss during 2016 related to the novation of legacy contracts in run-off.

•	The combined ratio for the year ended December 31, 2016 was 103.6%, compared to 110.3% for 2015.

•	Net investment income of $76.2 million, representing a return of 7.2%, compared to a net investment loss of $281.9 million during 2015 when Greenlight Re reported a negative 20.2% return.

Conference Call Details

Greenlight Re will hold a live conference call to discuss its financial results for the fourth quarter and year ended December 31, 2016 on Thursday, February 23, 2017 at 9:00 a.m. Eastern time.  The conference call title is Greenlight Capital Re, Ltd. Fourth Quarter and Year End 2016 Earnings Call.

To participate in the Greenlight Capital Re, Ltd. Fourth Quarter and Year End 2016 Earnings Call, please dial in to the conference call at:

U.S. toll free             1-888-336-7152
International            1-412-902-4178

Telephone participants may avoid any delays by pre-registering for the call using the following link to receive a special dial-in number and PIN.
Conference Call registration link: http://dpregister.com/10100396

The conference call can also be accessed via webcast at:

http://services.choruscall.com/links/glre170223.html

A telephone replay of the call will be available from 11:00 a.m. Eastern time on February 23, 2017 until 9:00 a.m. Eastern time on March 2, 2017.  The replay of the call may be accessed by dialing 1-877-344-7529 (U.S. toll free) or 1-412-317-0088 (international), access code 10100396. An audio file of the call will also be available on the Company’s website, www.greenlightre.ky .

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Regulation G
Fully diluted adjusted book value per share is considered a non-GAAP measure and represents basic adjusted book value per share combined with the impact from dilution of share based compensation including in-the-money stock options and RSUs as of any period end. Book value is adjusted by subtracting the amount of the non-controlling interest in joint venture from total shareholders’ equity to calculate adjusted book value. We believe that long term growth in fully diluted adjusted book value per share is the most relevant measure of our financial performance because it provides management and investors a yardstick by which to monitor the shareholder value generated. In addition, fully diluted adjusted book value per share may be of benefit to our investors, shareholders and other interested parties to form a basis of comparison with other companies within the property and casualty reinsurance industry.

Net underwriting income (loss) is considered a non-GAAP financial measure because it excludes items used in the calculation of net income before taxes under U.S. GAAP. The measure includes underwriting expenses which are directly related to underwriting activities as well as an allocation of other general and administrative expenses. Net underwriting income (loss) is calculated as net premiums earned, less net loss and loss adjustment expenses incurred, less, acquisition costs and less underwriting expenses. The measure excludes, on a recurring basis: (1) net investment income; (2) any foreign exchange gains or losses; (3) corporate general and administrative expenses; (4) other income (expense) not related to underwriting, and (5) income taxes and income attributable to non-controlling interest. We exclude net investment income and foreign exchange gains or losses as we believe these are influenced by market conditions and other factors not related to underwriting decisions. We exclude corporate general and administrative expenses because these expenses are generally fixed and not incremental to or directly related to our underwriting operations. We believe all of these amounts are largely independent of our underwriting process and including them distorts the analysis of trends in our underwriting operations. Net underwriting income should not be viewed as a substitute for U.S. GAAP net income.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company. These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our annual report on Form 10-K filed with the Securities Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Greenlight Capital Re, Ltd.
Greenlight Re (www.greenlightre.ky) is a NASDAQ listed company with specialist property and casualty reinsurance companies based in the Cayman Islands and Ireland.  Greenlight Re provides a variety of custom-tailored reinsurance solutions to the insurance, risk retention group, captive and financial marketplaces.  Established in 2004, Greenlight Re selectively offers customized reinsurance solutions in markets where capacity and alternatives are limited.  With a focus on deriving superior returns from both sides of the balance sheet, Greenlight Re’s assets are managed according to a value-oriented equity-focused strategy that complements the Company’s business goal of long-term growth in book value per share.

Contact:
Garrett Edson
ICR
(203) 682-8331
IR@greenlightre.ky

Media:
Brian Ruby
ICR
(203) 682-8268
Brian.ruby@icrinc.com

GREENLIGHT CAPITAL RE, LTD.
CONSOLIDATED BALANCE SHEETS

December 31, 2016 and 2015
(expressed in thousands of U.S. dollars, except per share and share amounts)

	2016	2015
Assets
Investments
Debt instruments, trading, at fair value	$22,473	$39,087
Equity securities, trading, at fair value	844,001	905,994
Other investments, at fair value	156,063	119,083
Total investments	1,022,537	1,064,164
Cash and cash equivalents	39,858	112,162
Restricted cash and cash equivalents	1,202,651	1,236,589
Financial contracts receivable, at fair value	76,381	13,215
Reinsurance balances receivable	219,126	187,940
Loss and loss adjustment expenses recoverable	2,704	3,368
Deferred acquisition costs, net	61,022	59,823
Unearned premiums ceded	2,377	3,251
Notes receivable, net	33,734	25,146
Other assets	4,303	6,864
Total assets	$2,664,693	$2,712,522
Liabilities and equity
Liabilities
Securities sold, not yet purchased, at fair value	$859,902	$882,906
Financial contracts payable, at fair value	2,237	28,245
Due to prime brokers	319,830	396,453
Loss and loss adjustment expense reserves	306,641	305,997
Unearned premium reserves	222,527	211,954
Reinsurance balances payable	41,415	18,326
Funds withheld	5,927	7,143
Other liabilities	14,527	12,725
Total liabilities	1,773,006	1,863,749
Equity
Preferred share capital (par value $0.10; authorized, 50,000,000; none issued)	—	—
Ordinary share capital (Class A: par value $0.10; authorized, 100,000,000; issued and outstanding, 31,111,432 (2015: 30,772,572): Class B: par value $0.10; authorized, 25,000,000; issued and outstanding, 6,254,895 (2015: 6,254,895))	3,737	3,703
Additional paid-in capital	500,337	496,401
Retained earnings	370,168	325,287
Shareholders’ equity attributable to shareholders	874,242	825,391
Non-controlling interest in joint venture	17,445	23,382
Total equity	891,687	848,773
Total liabilities and equity	$2,664,693	$2,712,522

GREENLIGHT CAPITAL RE, LTD.
CONSOLIDATED STATEMENTS OF INCOME

Years ended December 31, 2016, 2015 and 2014
(expressed in thousands of U.S. dollars, except per share and share amounts)

	2016	2015	2014
Revenues
Gross premiums written	$536,072	$502,124	$324,023
Gross premiums ceded	(10,015)	(9,001)	(13,493)
Net premiums written	526,057	493,123	310,530
Change in net unearned premium reserves	(12,939)	(84,736)	43,710
Net premiums earned	513,118	408,387	354,240
Net investment income (loss)	76,183	(281,924)	122,575
Other income (expense), net	(935)	(3,413)	2,987
Total revenues	588,366	123,050	479,802
Expenses
Loss and loss adjustment expenses incurred, net	380,815	317,097	234,986
Acquisition costs, net	134,534	116,207	107,665
General and administrative expenses	25,808	23,434	24,500
Total expenses	541,157	456,738	367,151
Income (loss) before income tax	47,209	(333,688)	112,651
Income tax (expense) benefit	(509)	1,755	624
Net income (loss) including non-controlling interest	46,700	(331,933)	113,275
Loss (income) attributable to non-controlling interest in joint venture	(1,819)	5,508	(3,683)
Net income (loss)	$44,881	$(326,425)	$109,592
Earnings (loss) per share
Basic	$1.20	$(8.90)	$2.94
Diluted	$1.20	$(8.90)	$2.89
Weighted average number of ordinary shares used in the determination of earnings and loss per share
Basic	37,267,145	36,670,466	37,242,687
Diluted	37,340,018	36,670,466	37,874,387

The following table provides the ratios for the years ended December 31, 2016, 2015 and 2014:

	Year ended December 31
		2016			2015			2014
	Frequency	Severity	Total	Frequency	Severity	Total	Frequency	Severity	Total

Loss ratio	75.8%	55.4%	74.2%	82.6%	9.5%	77.6%	69.9%	16.1%	66.3%
Acquisition cost ratio	26.5%	23.2%	26.2%	28.0%	35.2%	28.5%	31.2%	19.7%	30.4%
Composite ratio	102.3%	78.6%	100.4%	110.6%	44.7%	106.1%	101.1%	35.8%	96.7%
Underwriting expense ratio			3.2%			4.2%			4.7%
Combined ratio			103.6%			110.3%			101.4%